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                                                                    EXHIBIT 99.3

        Platinum Software Corporation and DataWorks Corporation to Merge

IRVINE, Calif. and SAN DIEGO, Calif. -- Oct. 13, 1998 -- Platinum Software Corporation (Nasdaq: PSQL - news) and DataWorks Corporation (Nasdaq: DWRX - news), today jointly announced a definitive merger agreement to create a combined company offering leading enterprise resource planning software to the middle market. The transaction reflects the desires of both companies to become stronger and more recognized vendors in the worldwide ERP middle market. Following the merger, DataWorks will become a wholly owned subsidiary of Platinum and headquarters for the combined companies will be in Irvine, California.

The resulting organization will combine the enterprise business applications expertise of the two companies. The new company will carry Platinum's concept of "customer-centric" ERP applications to new levels, combining its "front office" sales and marketing, and customer relationship management applications, with its highly regarded financial applications and the manufacturing solutions expertise of DataWorks.

"Looking ahead into the next millennium, we see an opportunity to accelerate our growth and build critical mass right in our own backyard," remarked George Klaus, Chairman, President and CEO of Platinum. "Being Southern California-based, the chance to combine forces with another successful team attacking the ERP market space with great products that are synergistic with ours is very compelling. After looking at the sales and marketing strength we will have both domestically and internationally, plus the combined technical resources which include professional services and product research and development, we are creating a new organization that the competition is going to have to take very seriously," Klaus added.

DataWorks' CEO and President, Stuart Clifton, who after the merger will assume the role of Vice Chairman and Director of Platinum, commented, "Faced with stiff global competition, today's mid-size customers need much more than the traditional ERP application suite. The combination of DataWorks and Platinum allows us to meet these new customer functionality requirements -- and increase our worldwide market opportunity -- by delivering expanded enterprise business applications, services and support to a broad global market. Since we share a similar business model and Microsoft-based technologies targeted at the rapidly growing mid-market, companies up to $500 million in revenues, there is potential for substantial product, sales and marketing synergy between the two organizations. While we both have experience with customers above the $500 million range, having a business model, including company-direct services and support, that is tuned to the specific needs of the mid-market is clearly a differentiating factor going forward. Also, because there is virtually no overlap within our respective large customer bases, we believe significant complementary revenue opportunities exist for the combined company."

The new company's customer base will exceed 10,000 customers to whom it provides the "front office" and "back office" enterprise applications. The combined company will continue to sell and support Platinum and DataWorks' current product lines. Integration of current product offerings will occur as the combined company continues to introduce value added products that


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utilize integration backbones, data warehouses and analytical tools. Both companies have previously laid out plans to systematically re-vamp their product lines around advanced methodologies and technologies including Microsoft Component Object Model (COM). The combined company will be able to now focus its substantial consolidated research and development resources on the creation of modular, component-based application software that combines the best practices, subject matter expertise and intellectual property of both entities.

The combined organization will number approximately 2,000 employees with some reduction in force expected. The combined company is expected to maintain facilities in the Irvine Spectrum and in San Diego as part of its operations. Some office facilities will be consolidated after the transaction closes.

Under the terms of the merger agreement, shares of Platinum common stock will be exchanged for all outstanding shares and options of DataWorks on the basis of
 .794 shares of Platinum for each share of DataWorks. The transaction is structured to qualify as a tax free reorganization. The transaction is subject to customary conditions and will require regulatory approvals and shareholder approval by the shareholders of both companies. The transaction is expected to close during the fourth calendar quarter of 1998. The combined company expects to recognize a one-time charge related to certain merger costs and related expenses in the fourth calendar quarter of 1998.

About DataWorks Corporation

DataWorks Corporation is one of the largest suppliers of manufacturing software for mid-size companies. The company's solutions deliver a balance of price and functionality to suit job shops, mid-range repetitive and mixed mode manufacturers. DataWorks' products feature advanced ERP system functionality combined with open system technologies, including client/server architecture, relational database and easy-to-use, Windows-based graphical user interfaces. The company also offers rapid deployment and guarantees the cost of its mid-range implementations. With offices throughout the United States, Canada, Europe and Australia, DataWorks has over 4,500 customer sites worldwide. More information about DataWorks Corporation and its products and services is available at DataWorks' Web site www.dataworks.com.

About Platinum Software Corporation

Platinum Software Corporation develops client/server enterprise resource planning software, including customer service and support, sales force automation, financial accounting, budgeting, manufacturing, and distribution for midmarket corporations worldwide. Founded in 1984, Platinum is based in Irvine, California. More information about Platinum and its products and services is available at Platinum's Web site www.platsoft.com.

Platinum is a registered trademark of Platinum Software Corporation. All other company and product names mentioned in this document are trademarks of the respective companies with which they are associated and are acknowledged. The preceding contains forward looking statements, including statements contemplating the closing of the proposed merger and the


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business of the combined company following such closing. These forward looking statements are subject to risks and uncertainties including risks that the proposed transaction is not consummated, risks that the synergies contemplated in connection with the proposed transaction are not achieved and risks that the proposed transaction will result in damage to the relationships of Platinum and DataWorks with their respective customers, employees, distributors, suppliers and other business partners.


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